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                                 August 4, 2000




Board of Directors
BlueStar Communications Group, Inc.
414 Union Street
Suite 900
Nashville Tennessee 37219

Dear Sirs:

         You have requested our opinion as to the fairness, as of June 14, 2000, from a financial point of view to the holders of common stock, par value $0.01 per share, of BlueStar Communications Group, Inc. (the "Company Common Stock") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 15, 2000 (the "Agreement"), by and among BlueStar Communications Group, Inc. (the "Company"), Covad Communications Group, Inc. ("Parent"), and Covad Acquisition Corporation, a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

         Pursuant to the Agreement, Parent has agreed to issue an aggregate of
7.1 million shares of its common stock, par value $0.001 per share ("Parent Common Stock") in connection with the Merger (the "Aggregate Consideration"). In addition, Parent has agreed to issue up to 5 million additional shares of Parent Common Stock based on the operating performance of the Company as set forth in the Agreement. Specifically, pursuant to the Agreement, each share of Series A Preferred, Series B Preferred and Series C Preferred (each as defined below) will receive the respective liquidation preference payment entitled to be paid to each such share as set forth in the Third Amended and Restated Certificate of Incorporation of the Company ("Certificate of Incorporation") and will share ratably on an as converted basis in accordance with the Certificate of Incorporation the remaining merger consideration with each share of Company Common Stock, whereby (i) each share of Series A Preferred Stock, par value $0.01 per share, of the Company ("Series A Preferred"), other than shares held in treasury by the Company, will be converted into the right to receive that number of shares of Parent Common Stock as shall be determined in accordance with the Agreement, (ii) each share of Series B Preferred Stock, par value $0.01 per share, of the Company ("Series B Preferred"), other than shares held in treasury by the Company, will be converted into the right to receive that number of shares of Parent Common Stock as shall be determined in accordance with the Agreement, (iii) each share of Series C Preferred Stock, par value $0.01 per share, of the Company ("Series C Preferred"), other than shares held in treasury by the Company, will be converted into the right to receive that number of shares of Parent Common Stock as shall be determined in accordance with the Agreement, and (iv) each share of Company Common Stock, other than shares held in treasury by the Company, will be converted into the right to receive that number of shares of Parent Common Stock as shall be


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BlueStar Communications Group, Inc.
Page 2                                                           August 4, 2000



determined in accordance with the Agreement.

         In arriving at our opinion, we have reviewed the Certificate of Incorporation and the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, as of June 14, 2000, including information provided during discussions with its management. Included in the information provided during discussions with the management of the Company were certain financial projections of the Company, as of June 14, 2000, for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of the Company and certain financial projections of Parent, as of June 14, 2000, for the period beginning January 1, 2000 and ending December 31, 2002 prepared by a nationally recognized research analyst identified by the management of the Company. The management of the Company had also informed us that the Company, as of June 14, 2000, expected to exhaust its liquidity in the near term and did not have a financing source for funding its anticipated operating and capital needs over the following 12 months. In addition, we have compared certain financial and securities data of the Company and Parent with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Parent Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

         In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us, as of June 14, 2000, and have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that had not been made available to us, as of June 14, 2000. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of the Company, as of June 14, 2000, as to the future operating and financial performance of the Company. With respect to the financial projections prepared by the research analyst referred to above, we have assumed with your consent the reasonableness thereof and that they do not materially differ from the best available estimates and judgements of the management of Parent, as of June 14, 2000, as to the future operating and financial performance of Parent. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters, including that the Merger will be free of federal tax to the Company and its stockholders, on advice of counsel to the Company.

         Our opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to us as of, June 14, 2000. It should be understood that, although developments subsequent to June 14, 2000 may affect our ability to reach the conclusion set forth in this opinion as of a later date, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Parent Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies that were being considered by the Company's Board of Directors, as of June 14, 2000, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder

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BlueStar Communications Group, Inc.
Page 3                                                           August 4, 2000



should vote on the proposed transaction. Our opinion does not address the allocation of the Aggregate Consideration among classes of stockholders of the Company. Our analysis was based on the total outstanding shares of the Company calculated by assuming the conversion of all outstanding preferred stock into Company Common Stock and the inclusion of all options granted (whether or not currently exercisable) and all outstanding warrants of the Company.

         Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Parent in the past and has been compensated for such services, including (i) acting as co-manager for Parent's initial public offering completed in January 1999, (ii) acting as co-manager for Parent's $215 million offering of Senior Notes completed in February 1999, (iii) acting as co-manager for Parent's $285 million offering of Parent Common Stock completed in June 1999, and (iv) acting as co-manager for Parent's $559 million offering of Parent Common Stock completed in November 1999.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that, as of June 14, 2000, the Aggregate Consideration to be received by the holders of the Company Common Stock pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                 Very truly yours,



                                 DONALDSON, LUFKIN & JENRETTE
                                 SECURITIES CORPORATION



                                 By:
                                     ----------------------------
                                     James M. Broner
                                     Senior Vice President